Exhibit 10.2

SECOND AMENDED AND RESTATED REVOLVING NOTE
(LIBOR ADVANTAGE)
December 9, 2015
$25,000,000.00    Southfield, Michigan

For value received, the undersigned, UNIQUE FABRICATING NA, INC. (formerly known as Unique Fabricating Incorporated) a Delaware corporation, a Delaware corporation, with an address of 800 Standard Parkway, Auburn Hills, Michigan 48326 (the "Borrower"), promises to pay to the order of CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS CITIZENS, N.A.), a national banking association, with an address of 27777 Franklin, Southfield, Michigan 48034 (together with its successors and assigns, the "Bank"), the principal amount of TWENTY FIVE MILLION AND 00/100 DOLLARS ($25,000,000.00), or, if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by the Bank to the Borrower pursuant to Article 2 of that certain Loan and Security Agreement dated March 18, 2013, as amended, by and between Borrower and Bank (as amended, restated or otherwise supplemented from time to time, the “Loan Agreement”) and evidenced hereby (each, a “LIBOR Advantage Loan”), on or before the Revolving Maturity Date, together with interest as set forth below on the unpaid principal balance from time to time outstanding until paid in full.
This Amended and Restated Revolving Note (LIBOR Advantage) (the or this "Note") restates, in its entirety, that certain $15,000,000 Amended and Restated Revolving Note (LIBOR Advantage) dated December 18, 2013, as amended ("Prior Note"), executed and delivered by Borrower to Bank, and all indebtedness previously outstanding and evidenced by the Prior Note is hereafter to be evidenced by and outstanding, bear interest and be payable pursuant to the terms of, this Note.
This Note is the Revolving Note referred to in the Loan Agreement and the obligations and liabilities hereunder of Borrower and each endorser hereof constitute Obligations that are secured by the Collateral as well as by any additional collateral hereafter granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party to secure the obligations arising hereunder.
Capitalized terms used herein and not defined to the contrary have the meanings given them in the Loan Agreement.
As used herein, the following terms shall be defined as follows:
“LA Interest Period” means the period commencing on (and including) the date of this Note (the "Start Date") and ending on the numerically corresponding date one (1) month later, and thereafter each one (1) month period ending on the day of such month that numerically corresponds to the Start Date. If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.
Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the LIBOR Advantage Loan is made.
“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for deposits of U.S. Dollars for a term coextensive with the designated LA Interest Period, reset daily, which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time for delivery in two London Banking Days, rounded-up to the nearest one-eighth (1/8) of one percent. If such day is not a London Banking Day, the LIBOR Advantage Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Bank cannot determine such offered rate fixed by the then current administrator of LIBOR rates, the Bank may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Bank to reflect its cost of funds. If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which U.S. dollar deposits are transacted in the London interbank market (a "London Banking Day"), the LIBOR Advantage Rate shall be determined in reference to the next day which is both a Business Day and a London Banking Day. If for any reason the LIBOR rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Bank may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank rates offered by first class banks in London or New York for deposits with comparable maturities, and if Bank elects this option, the selected replacement index shall be deemed to be the LIBOR Advantage Rate for the designated LA Interest Period, or (b) select the Prime-based Rate as of the first day of the LA Interest Period, which, if selected by Bank, shall be deemed to be the LIBOR Advantage Rate for the designated LA Interest Period.
"Prime Rate" means the rate of interest announced by Bank in Southfield, Michigan, from time to time as its "Prime Rate." Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Borrower acknowledges that Bank may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.
"Prime-based Rate" means the Prime Rate plus the Applicable Margin in effect from time to time pursuant to the Loan Agreement.
Interest Provisions. The aggregate principal balance outstanding under each LIBOR Advantage Loan from time to time shall bear interest thereon at a per annum rate equal to the LIBOR Advantage Rate (as hereinafter defined) for any LA Interest Period (as hereinafter defined) plus the Applicable Margin from time to time in effect. All accrued and unpaid interest shall be payable in arrears on the 18th day of each consecutive month following the end of an LA Interest Period; provided, that if the month in question does not have a day that numerically corresponds to such day, accrued and unpaid interest shall be payable on the last day of such month.
Principal and interest shall be payable at the Bank's main office or at such other place as the Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.
Prepayment. This Note is a revolving note and, on and subject to the terms and conditions of the Loan Documents, the Borrower may, at its option, borrow, pay, prepay and re-borrow LIBOR Advantage Loans at any time prior to the Revolving Maturity Date or such earlier date as the obligation of the Borrower to the Bank under this Note to repay the principal amount outstanding hereunder shall become due and payable; provided, however, that the principal balance outstanding hereunder shall at no time exceed the face amount of this Note unless an Overadvance exists, in which case the Overadvance, together with interest thereon at the applicable rate set forth herein, shall be payable immediately ON DEMAND.
Applications of Payments. Any payments received by the Bank on account of this Note shall, at the Bank's option, be applied first, to accrued and unpaid interest; second, to the unpaid principal balance hereof; third to any costs, expenses or charges then owed to the Bank by the Borrower. Notwithstanding the foregoing, any payments received after the occurrence and during the continuance of an Event of Default shall be applied in accordance with the Loan Agreement. The Borrower hereby authorizes the Bank to charge any deposit account which the Borrower may maintain with the Bank for any payment required hereunder without prior notice to the Borrower.
Savings Clause. If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the Revolving Loans evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.
Certain Waivers. The Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral.
Default Rate; Late Charge. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to the aggregate of three percent (3.0%) plus the rate provided for herein. If any payment due under this Note is unpaid for ten (10) days or more, the Borrower shall pay, in addition to any other sums due under the Loan Documents (and without limiting the Bank's other remedies on account thereof), a late charge equal to the greater of $35.00 or 5.0% of such unpaid amount. In addition the Borrower shall pay the Bank's customary fee if any payment made on account of this Note is dishonored.
Binding Effect. This Note shall be binding upon the Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Bank and its successors, endorsees and assigns.
Completion; Admissible Evidence. The Borrower and each endorser and guarantor hereof each authorizes the Bank to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by the Bank, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.
Governing Law. This Note shall be governed by federal law applicable to the Bank and, to the extent not preempted by federal law, the laws of the State of Michigan.

[SIGNATURE ON FOLLOWING PAGE]

Executed as an instrument under seal as of the date first entered above.

BORROWER:

UNIQUE FABRICATING NA, INC.
a Delaware corporation

By:
Thomas Tekiele
Title:    Secretary